Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Sabrina Ruelle
Senior Director, Marketing & Program Management
Sabrina.Ruelle@Sanuwave.com

SANUWAVE Closes $12 Million Capital Raise

SUWANEE, GA, Aug. 08, 2022 (GLOBE NEWSWIRE) -- via NewMediaWire – SANUWAVE Health, Inc. (OTCPK: SNWV), a leading provider of next-generation FDA-approved wound care products, today announced the closing of its $12 million private placement. Use of proceeds is to expand production capacity to meet demand, pay off an existing debt facility, begin the NASDAQ up-listing process and for general working capital purposes.

Kestrel Merchant Partners LLC acted as the exclusive sponsor and The Benchmark Company, LLC acted as sole placement agent in connection with the transaction, which included many Sanuwave insiders and existing fundamental investors, including Manchester Management, as well as several new institutional investors.

Mr. Kevin Richardson, CEO, stated, “SANUWAVE has spent the last year gearing up for growth.  We’ve added new board leadership, enhanced our internal management, upgraded our internal system, and cleaned up our balance sheet.  The market for directed energy healing products remains strong and with this new capital the company is finally positioned to be able to meet this demand and grow this important category.”

The transaction is comprised of a note convertible at $0.04 per share with warrants with exercise price of $0.04 and $0.067.and the note contains a “mandatory conversion” provision and converts into common equity upon a NASDAQ up-listing.

About SANUWAVE

SANUWAVE Health is focused on the research, development, and commercialization of its patented, non-invasive and biological response-activating medical systems for the repair and regeneration of skin, musculoskeletal tissue, and vascular structures.

SANUWAVE’s end-to-end wound care portfolio of regenerative medicine products and product candidates help restore the body’s normal healing processes. SANUWAVE applies and researches its patented energy transfer technologies in wound healing, orthopedic/spine, aesthetic/cosmetic, and cardiac/endovascular conditions.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

CONTACT:

Sabrina Ruelle
Senior Director, Marketing & Program Management
Sabrina.Ruelle@Sanuwave.com